Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES RECORD FINANCIAL RESULTS FOR FOURTH
QUARTER AND FISCAL YEAR 2005

•                  Fourth Quarter Average Daily Sales and Full Year Net Revenues Grow 17.3% and 11.8%, Respectively

•                  Fourth Quarter and Full Year EPS Set New Records at $0.35 and $1.29, Respectively

SAN DIEGO, CA February 9, 2006 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced record financial results for the fourth quarter and fiscal year ended December 31, 2005.

Fourth Quarter

Net revenues for the fourth quarter of 2005 were $75.0 million, reflecting an increase of 10.1 percent, compared with net revenues of $68.1 million in the fourth quarter of 2004.  The fourth quarter of 2005 included 61 shipping days while the comparable 2004 period included 65 shipping days.  On the basis of average daily sales, net revenues per day in the fourth quarter of 2005 increased 17.3 percent compared to net revenues per day for the fourth quarter of 2004.

Net income for the fourth quarter of 2005 was $8.1 million, or $0.35 per share, reflecting an increase of 53.5 percent, compared with net income of $5.3 million, or $0.24 per share, for the fourth quarter of 2004.  Reported net income for the fourth quarter of 2004 included charges of $2.6 million ($1.6 million after tax) for restructuring activities related primarily to integrating the Company’s Regeneration business.  Excluding these charges, net income in the fourth quarter of 2005 grew 17.5 percent over the fourth quarter of 2004.

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Full Year 2005

For the full year 2005, net revenues totaled $286.2 million, reflecting an increase of 11.8 percent, compared with net revenues of $256.0 million reported for 2004.

Net income for the full year 2005 was $29.2 million, or $1.29 per share, compared with net income of $14.0 million, or $0.63 per share, reported for 2004.  Reported net income for the full year 2004 was reduced by total charges of approximately $12.5 million ($7.6 million after tax) associated with the early redemption of the Company’s Senior Subordinated Notes ($4.7 million after tax) and restructuring charges ($2.9 million after tax).  Excluding these charges, net income for the full year 2005 increased 35.2 percent, compared to 2004.

“We are very pleased to report outstanding financial results for the fourth quarter and full year,” said Les Cross, president and CEO.  “At the outset of 2005, we established specific strategies to accelerate growth within our Domestic Rehabilitation, Regeneration and International business segments, and our results clearly demonstrate that we executed well against those initiatives.  We attribute our success in 2005 to a focused combination of new product introductions, new sales and marketing initiatives, complementary acquisitions and outstanding execution from our global workforce.

“For the full year, revenue growth in our Domestic Rehabilitation segment, which includes our DonJoy®, ProCare® and OfficeCare® channels, was very strong at approximately 11% year over year.  During the year, we introduced approximately 30 new rehabilitation products, including one of our most successful new products ever, the Velocity Ankle brace. We also added over 200 net new OfficeCare accounts, including approximately 45 accounts added with our first quarter acquisition of Superior Medical Equipment. Our third quarter acquisition of the Encore orthopedic soft goods business added strength to our ProCare channel.  All of these important initiatives contributed to building momentum in this segment and with over 16% growth in average daily sales in the fourth quarter, our Domestic Rehabilitation segment reported one of its strongest quarters ever.

“We are also very pleased with the traction gained in our Regeneration business in the second half of 2005, leading to full year revenue growth of approximately 12%.  For the fourth quarter, our Regeneration business was exceptionally strong, with growth in average daily sales at 19% year over year and with sequential growth in average daily sales of approximately 12% from the third quarter of 2005.  Reduced turnover within our OL1000 sales force and the increasing productivity of our sales representatives helped drive growth in average daily sales of almost 17% for this product line in the

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fourth quarter.  Sales of our SpinaLogic® bone growth stimulator were also strong in the fourth quarter, with growth in average daily sales of 22%. Our recent SpinaLogic results have benefited from our modified selling arrangement with DePuy Spine for 2005, which allowed us to convert a number of underperforming sales territories to non-exclusive.  In 2006, our entire agreement with DePuy has become non-exclusive, permitting us to deploy additional selling resources in all other territories where growth is not meeting our expectations.  We look forward to momentum continuing within our Regeneration business in 2006.

“Full year net revenues from our International business grew almost 16%, the result of a broader product offering that includes an expanding line of retail soft goods, cold therapy products and our Regeneration devices.  Acquisitions remain an important component of our international strategy and our January 2006 acquisition of Axmed (Newmed SAS) significantly strengthens our footing in the important French and Spanish sports medicine markets, and should be a catalyst for continued strong international sales growth in 2006.

“Improving profitability was a positive theme throughout 2005 and our fourth quarter was a fitting highlight to a record year.  While our gross profit margins in the second half of the year reflected an increased mix of lower-margin distribution sales due to our third quarter acquisition of the Encore orthopedic soft goods business, strong operating margins in all of our business segments drove record net income and earnings per share. Cash flow from operations was also strong in the quarter at approximately $14.6 million, permitting us to reduce our debt balances to $47.5 million at year-end.

“Our 2006 growth initiatives will again focus on accelerating our lead in non-operative orthopedics through new product introductions, enhanced sales force productivity and accretive acquisitions. For fiscal 2006, before the benefit of any new acquisitions we may identify, but including the benefit of our acquisition of Axmed, we expect to achieve total revenues of approximately $325 million, reflecting top line growth of nearly 14%. We expect that this level of sales will deliver earnings per share growth of approximately 20% to approximately $1.55 per share, before the impact of equity based compensation expense.  We expect the first quarter of 2006, which contains 64 shipping days, to generate revenues of between $78 million and $79 million. Due to the impact of purchase accounting adjustments related to the Axmed acquisition, increased spending related to first quarter trade shows and sales meetings and an increased investment in sales and marketing resources within our Regeneration segment, we expect operating margins in the first quarter to be between 18% and 19%, before the impact of equity based compensation expense. We will begin expensing stock

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options and other equity based compensation in the first quarter of 2006. We currently estimate that the related expense for 2006 will be approximately $6.5 million, net of tax, which will reduce our reported earnings per share by approximately $0.28. This estimate assumes that we grant approximately the same number of stock options in 2006 as we did in 2005 and is subject to change based on, among other variables, the actual number of new stock options granted in 2006, the date of those grants and the price of our shares on the date of any future grants.  To reduce the 2006 impact of implementing this new accounting standard, we postponed the Company’s annual stock option grants from December 2005 to an estimated future grant date of April 2006 and we added a three year vesting schedule to annual options granted to members of our board of directors. We are continuing to evaluate whether any other changes should be made to our historical equity compensation practices.”

Fourth Quarter Business Highlights:

The Company announced the following highlights during the fourth quarter:

•                  dj Orthopedics acquired Axmed (Newmed SAS), a French orthopedic bracing business.  The acquisition adds significant revenue to the Company’s base of business in France.  Frost & Sullivan estimates the orthopedic braces and supports market in France to be the second largest orthopedics market in Europe at approximately $120 million. The acquisition closed on January 2, 2006.

•                  The Company introduced five new products in the fourth quarter, bringing the total in 2005 to 30 new products.  Fourth quarter products included a new Quick-Fit Wrist to treat carpal tunnel syndrome and a line of new rehabilitation therapy kits for use after ankle, knee and shoulder surgery.  The Company also completed the integration of approximately 50 new soft goods products for patient safety and pressure care that were acquired from Encore Medical in 2005.

•                  dj Orthopedics renewed its soft goods supply contract with HealthTrust Purchasing Group for an additional three-year term.

•                  The Company signed a new three-year supply agreement with Novation for cold therapy products.

Conference Call Information

dj Orthopedics has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, February 9, 2006.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 4645570.  A telephone replay will be available

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for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  Marketed under the DonJoy and ProCare brands, the Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.  Together, these products provide solutions throughout the patient’s continuum of care.  The Company sells its products in the United States and in more than 50 other countries through networks of agents, distributors and its direct sales force.  Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s revenue and earnings estimates for the first quarter of 2006 and the full fiscal year 2006, which are dependent upon the success of the Company’s growth initiatives for its Domestic Rehabilitation, Regeneration and International businesses.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, Regeneration and International businesses; the continued growth of the bone growth stimulation market; risks relating to the Company’s acquisition strategy including anticipated future revenue and earnings contributions, integration costs and the potential write-off of previously deferred

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expenses related to acquisitions that are not consummated; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s transition to direct sales of its products in select foreign countries; the Company’s international operations; resources needed and risks involved in complying with government regulations; developing and protecting intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of the Company’s products. Other risk factors are detailed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2005, filed on October 31, 2005 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net revenues	$74,957	$68,101	$286,167	$255,999
Costs of goods sold	27,994	25,819	105,289	95,164
Gross profit	46,963	42,282	180,878	160,835
Operating expenses:
Sales and marketing	22,183	20,928	86,241	78,984
General and administrative	7,253	7,065	29,432	27,727
Research and development	1,601	1,540	6,350	5,627
Amortization of acquired intangibles	1,436	1,154	4,996	4,731
Restructuring costs	—	2,608	—	4,693
Total operating expenses	32,473	33,295	127,019	121,762
Income from operations	14,490	8,987	53,859	39,073
Interest expense and other, net	(1,132)	(471)	(5,398)	(8,276)
Prepayment premium and other costs related to senior subordinated notes redemption	—	—	—	(7,760)
Income before income taxes	13,358	8,516	48,461	23,037
Provision for income taxes	(5,222)	(3,216)	(19,263)	(9,022)
Net income	$8,136	$5,300	$29,198	$14,015

Net income per share:
Basic	$0.37	$0.25	$1.34	$0.66
Diluted	$0.35	$0.24	$1.29	$0.63
Weighted average shares outstanding used to calculate per share information:
Basic	21,980	21,535	21,786	21,221
Diluted	22,958	22,352	22,699	22,209

Number of operating days	61	65	253	253

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dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,107	$11,182
Accounts receivable, net	62,068	46,981
Inventories, net	24,228	19,071
Deferred tax asset, current portion	7,066	7,902
Prepaid expenses and other current assets	4,387	5,359
Total current assets	98,856	90,495
Property, plant and equipment, net	15,396	15,463
Goodwill, intangible assets and other assets	152,477	154,792
Deferred tax asset	37,935	46,100
Total assets	$304,664	$306,850

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$31,095	$28,812
Long-term debt, current portion	5,000	5,000
Total current liabilities	36,095	33,812
Long-term debt, less current portion	42,500	90,000
Total stockholders’ equity	226,069	183,038
Total liabilities and stockholders’ equity	$304,664	$306,850

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dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands, except number of operating days)

	Three Months Ended		Revenues per Day		Year Ended		Revenues per Day
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004	2005	2004	2005	2004
Net revenues:
Domestic Rehabilitation	$51,888	$47,482	$850.6	$730.5	$197,279	$177,481	$779.7	$701.5
Regeneration	14,762	13,200	242.0	203.1	55,474	49,658	219.3	196.3
International	8,307	7,419	136.2	114.1	33,414	28,860	132.1	114.1
Consolidated net revenues	74,957	68,101	$1,228.8	$1,047.7	286,167	255,999	$1,131.1	$1,011.9

Gross profit:
Domestic Rehabilitation	28,495	26,532			109,752	100,200
Regeneration	13,478	11,648			49,710	43,032
International	4,990	4,102			21,416	17,603
Consolidated gross profit	46,963	42,282			180,878	160,835

Income from operations:
Domestic Rehabilitation	11,359	9,848			41,878	36,341
Regeneration	3,808	2,141			14,623	7,836
International	1,870	315			8,430	5,398
Income from operations of reportable segments	17,037	12,304			64,931	49,575
Expenses not allocated to segments	(2,547)	(3,317)			(11,072)	(10,502)
Consolidated income from operations	$14,490	$8,987			$53,859	$39,073

Number of operating days	61	65			253	253

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